Exhibit 10.36

LOAN MODIFICATION AGREEMENT

     This loan modification agreement is entered into as of December 24, 2002, by and between At Road, Inc. (“Borrower”) and Silicon Valley Bank (“Bank”).

1.     DESCRIPTION OF EXISTING OBLIGATIONS: Among other which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 30, 1999, as modified or amended from time to time, (the “Loan Agreement”). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.     DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.     DESCRIPTION OF CHANGE IN TERMS.

        A.     Modification(s) to Loan Agreement

1.	The following term under Section 13.1 entitled “Definitions” is hereby amended to read as follows:

“Revolving Maturity Date” is the earlier of (i) the closing of the $3,000,000 line of credit and $1,000,000 term loan facilities pursuant to the term sheet dated November 13, 2002 or (ii) November 30, 2003.

4.     CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.     NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations.

6.     CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

At ROAD, INC.	SILICON VALLEY BANK
By: /s/ THOMAS C. HOSTER ---------------------------------------- Name: Thomas C. Hoster Title: CFO & SVP	By: /s/ RICHARD J. CERF ---------------------------------------- Name: Richard Cerf Title: SVP